SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (the “Agreement”) is made and entered into this 23rd day of February 2006, by and among Tunex International, Inc., a Utah corporation (the “Company”), Michael Woo (“Woo”), and Edward Dallin Bagley (“Bagley”).

RECITAL

In consideration of the agreement of the Company to enter into the Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) and sell to Woo shares of the Company’s common stock representing a majority of the issued and outstanding shares, and in consideration of the agreement of Bagley, as the majority shareholder of the Company prior to the date of this Agreement, not to object to the sale and purchase of Company common stock under the Purchase Agreement, and for purposes of protecting the holders of the Company’s common stock from excessive dilution or impairment of the value of their investment, the Company, Woo, and Bagley have determined that it is in their respective interests to enter into this Agreement limiting certain actions of the Company during the term of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the terms of which are incorporated herein and made a part hereof, the parties hereto agree as follows:

1.      After giving effect to the transaction contemplated the Purchase Agreement and excluding any common stock issued or issuable on common stock equivalents outstanding as of the day immediately preceding the date of this Agreement, the Company shall not issue more than 3,600,000 shares of common stock, including common stock equivalents issued on or after the date of this Agreement, during the period commencing on the date of this Agreement and ending on the earlier of (a) the date that is two years following the date of this Agreement, and (b) the date that is one-year following the date of the Company’s acquisition by merger, consolidation, stock exchange, or purchase of assets, of a business or businesses with total assets (as determined in accordance with generally accepted accounting principles in the Untied States) of at least $3,500,000 (the “Restricted Period”). For purposes of this Agreement, the term “common stock” means the common stock, par value $0.001, of the Company as constituted in the Company’s Articles of Incorporation, as amended, in effect on the date of this Agreement and any replacement, substitution, or variation thereof adopted by amendment of the Company’s Articles of Incorporation. For purposes of this Agreement, the term “common stock equivalent” means (x) any series, sub-series, class, or sub-class of the capital stock of the Company (whether now existing or hereafter authorized) that is convertible or redeemable for common stock of the Company (y), any debt or other instrument that is convertible or redeemable for common stock of the Company, and (z) any option, warrant, or other right to purchase or acquire any shares of the common stock of the Company.

2.      During the Restricted Period the Company shall not approve or effect any reverse stock split or share consolidation, or any stock split or share dividend, or any recapitalization of the common stock.

3.      Each of Woo and Bagley covenant and agree that during the Restricted Period each will not vote his shares of common stock or take any other action, directly or indirectly, alone or in conjunction with others, that would cause the Company to issue any shares, other securities, or instruments, or take any other action that would breach the restrictions set forth in Section 1 or 2, above.

4.      The rights and obligations of the parties hereunder shall inure to the benefit of and be binding on their successors and assigns.

5.      Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

6.      This Agreement shall be governed by the laws of the state of Utah. All parties and signatories to this Agreement, in both their individual and representative capacities, do hereby consent to personal jurisdiction within the state of Utah and waive any and all rights to dispute personal jurisdiction in the event any dispute or disagreement arises as a result of this Agreement. All parties, for their mutual convenience, and recognizing that this provision is a condition precedent to the Company entering into this Agreement, hereby consent and agree to institute any legal action that may arise as a result of this Agreement only in a state or Federal court sitting in Salt Lake County, Utah.

7.      Each of the parties acknowledges that any remedy at law for breach of Sections 1, 2, or 3 would be inadequate, acknowledges that the other parties would be irreparably damaged by an actual or threatened breach thereof, and agrees that any non-breaching party shall be entitled to an injunction restraining the other party or parties from any actual or threatened breach of Sections 1, 2, or 3 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available at law or in equity with respect to the breach of the terms of this Agreement by the other party or parties. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorney’s fees and costs in addition to any other relief to which such party may be entitled.

8.      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement and made it effective as of the day and year first set forth above.

TUNEX INTERNATIONAL, INC.

By:	/s/ Nick Butterfield
Nick Butterfield, President

WOO

/s/ Michael Woo
Michael Woo

BAGLEY

/s/ Edward Dallin Bagley
Edward Dallin Bagley